UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 7, 2022

CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2655 Seely Avenue, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CDNS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Loan Agreement
On September 7, 2022, Cadence Design Systems, Inc. (the “Company”) entered into a $300 million three-year senior unsecured term loan credit facility (the “Facility”) pursuant to a loan agreement (the “Loan Agreement”) with Bank of America, N.A., as a lender and administrative agent, and other lender parties thereto.
Proceeds from the Facility were used to repay approximately $300 million of the Company’s borrowings under the Company’s existing Credit Agreement (as defined below) used to fund the Company’s previously announced acquisition of OpenEye Scientific Software, Inc.
Amounts outstanding under the Loan Agreement will accrue interest at a rate equal to, at the Company’s option, either (1) Term SOFR plus a margin of between 0.625% per annum and 1.125% per annum depending on the Company’s debt rating, or (2) base rate plus a margin of between 0.0% per annum and 0.125% per annum depending on the Company’s debt rating.
The covenants of the Loan Agreement include customary negative covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, grant liens and make certain asset dispositions. In addition, the Loan Agreement contains a financial covenant that requires the Company to maintain a funded debt to EBITDA ratio not greater than 3.25 to 1, with a step-up to 3.75 to 1 for one year following an acquisition by the Company of at least $250 million that results in a pro forma leverage ratio between 3.00 to 1 and 3.50 to 1. The foregoing description is qualified in its entirety by reference to the Loan Agreement, which is attached hereto as Exhibit 10.01 and is incorporated herein by reference.
Amendment to Credit Agreement
On September 7, 2022, the Company also entered into an amendment (the “Amendment”) to its existing credit agreement, dated June 30, 2021 (as amended from time to time, including by the Amendment, the “Credit Agreement”), among the Company, Bank of America, N.A., as a lender and administrative agent, and other lender parties thereto. The Amendment amends the Credit Agreement to, among other things, permit the Company to change its fiscal year to match the calendar year commencing in 2023 and change the interest rate benchmark for loans under the Credit Agreement from LIBOR to Term SOFR.
The other material terms of the Credit Agreement remain unchanged from those terms included in the Credit Agreement filed as Exhibit 10.01 to the Company’s Current Report on Form 8-K dated June 30, 2021.
A copy of the Amendment is attached hereto as Exhibit 10.02 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Amendment and the Credit Agreement filed as Exhibit 10.01 to Company’s Current Report on Form 8-K dated June 30, 2021.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 7, 2022, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday closest to December 31 of each year to December 31 of each year. The fiscal year change is effective beginning with the Company’s 2023 fiscal year, which will begin January 1, 2023.
The Company’s fiscal year end date for fiscal 2022 will remain December 31, 2022 as previously disclosed. Consistent with SEC guidance, no transition report is required in connection with the change in the Company’s fiscal year end. Accordingly, the Company intends to file an Annual Report on Form 10-K for the year ended December 31, 2022, and the new fiscal year will take effect from January 1, 2023 to December 31, 2023.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.01	Loan Agreement, dated September 7, 2022, by and among Cadence Design Systems, Inc., Bank of America, N.A. and other lenders party thereto.

10.02	First Amendment to Credit Agreement, dated September 7, 2022, by and among Cadence Design Systems, Inc., Bank of America, N.A. and other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 8, 2022

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Alinka Flaminia
Alinka Flaminia
Senior Vice President, Chief Legal Officer & Corporate Secretary